                                                                    EXHIBIT 10.2


                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                  by and among

                          CREATIVE ARTISTS AGENCY LLC,

                             CODIKOW & CARROLL, PC,

                                4 FINI, INC., and

                                   VANS, INC.




                                       and

                               LAUNCH MEDIA, INC.

                                       and

                                  C.C.R.L., LLC

                          Dated as of February 15, 2002

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

        This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated February __, 2002 (the "Execution Date"), by and among Creative Artists Agency LLC, Codikow & Carroll, PC, 4 Fini, Inc. (collectively, the "Founders"), and Vans, Inc. ("Vans") (individually each Founder and Vans a "Purchaser" and collectively, the "Purchasers"), C.C.R.L., LLC, a California limited liability company ("Company"), and Launch Media, Inc., a Delaware corporation ("Seller").

        WHEREAS, the Company is in the business of creating, producing, marketing and promoting the Vans Warped Tour (the "Business");

        WHEREAS, pursuant to that certain prior membership interest purchase agreement dated June 12, 2000, by and among Seller as purchaser and Purchasers as sellers (the "Prior Purchase Agreement") and related agreements, Seller acquired from Purchasers all of the issued and outstanding equity interests in the Company (the "Membership Interests");

        WHEREAS, pursuant to a purchase agreement of even date herewith by and between Vans and the Founders (the "First Purchase Agreement"), the Founders have sold to Vans 55% of the aggregate rights, title and interests of all of the parties in and to the "Earn-Out Payments", as hereinafter defined, which the Founders and Vans agree shall entitle Vans to purchase 70% of the Membership Interests and each of the Founders 10% of the Membership Interests, pursuant to this Agreement;

        WHEREAS, on the terms and subject to the conditions contained herein and for the consideration set forth below, Purchasers desire to re-acquire the Membership Interests from Seller and Seller desires to sell the Membership Interests back to Purchasers, in the percentages set forth in Schedule 2.1;

        WHEREAS, pursuant to the "Terms and Conditions of the Earn-Out Payment" attached as Exhibit B to the Prior Purchase Agreement, Seller agreed to make five (5) annual payments to Purchasers and a balloon payment on January 1, 2005 (collectively, the "Earn-Out Payments"); and

        WHEREAS, in connection with Purchasers' re-acquisition of the Membership Interests, the parties have agreed, except as provided herein, to terminate the Prior Purchase Agreement and the Prior Services Agreements, including any and all obligations of Seller with respect to any Earn-Out Payments.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

        1.1 Definitions. Unless otherwise defined in this Agreement, the following terms shall have the meanings herein ascribed to such terms:

        "AAA" shall have the meaning set forth in Section 8.15(e).

        "Actual Knowledge" shall mean the actual knowledge of any executive officer of the Purchasers or Seller without the duty to investigate, except for whatever investigation any Purchaser or Seller chooses in its sole discretion to undertake.

        "Affiliate" shall mean, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person or any of the foregoing Persons, or any relative of such immediate family member; provided, however, that Danny Goldberg shall not be deemed to be an Affiliate of C & C or Codikow, Carroll, Guido & Groffman, LLP. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty percent (20%) or more of the outstanding voting securities of such Person, or
(b) otherwise direct the management policies of such Person by contract or otherwise.

        "Aggregate Consideration" shall have the meaning set forth in Section 2.1(d).

        "Agreement" shall mean this Membership Interest Purchase Agreement, including all exhibits and schedules hereto, as amended from time to time.

        "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

        "Assignment and Assumption Agreement" shall mean an assignment and assumption agreement between Seller and the Company with respect to the transfer from Seller to the Company of (i) the agreement, dated January 30, 2001, between Sony Computer Entertainment America and Launch Media, Inc. and (ii) the letter of intent, dated February 4, 2002, between Snapple Beverage Corporation and Launch Media, Inc.

        "Barter Value" shall have the meaning set forth in Section 2.7(c).

        "Base Sponsorship Revenues" shall have the meaning set forth in Section 2.7(a).

        "Benefit Plans" shall have the meaning set forth in Section 3.17.

        "Business" shall have the meaning set forth in the first Recital.


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        "Business Day" shall mean any day of the year other than: (i) any
Saturday or Sunday; and (ii) any other day on which banks located in California generally are closed for business.

        "CAA" shall mean Creative Artists Agency LLC.

        "Cash Purchase Price" shall have the meaning set forth in Section
2.1(a).

        "C&C" shall mean Codikow & Carroll, PC.

        "Closing" shall mean the consummation of the Sale and the other transactions contemplated pursuant to Article VI.

        "Closing Date" shall have the meaning set forth in Section 6.1.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Company Documents" shall have the meaning set forth in Section 3.30(a).

        "Company's Intellectual Property" shall mean any and all Intellectual Property owned by the Company. Company Intellectual Property shall include, but is not limited to the mark "WARPED Tour" in the United States or in the territories outside the United States in which the Company has operated and the URL "www.warpedtour.com."

        "Confidential Information" shall mean all non-public technical, proprietary, commercial, financial, and other information (irrespective of the form of such information) owned by or concerning Company and its business and operations.

        "Contract" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, that is binding and enforceable.

        "Demand(s)" shall have the meaning set forth in Section 8.15(d).

        "Dispute(s)" shall have the meaning set forth in Section 8.15(a).

        "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

        "Domain Name" shall mean the homepage located at the URL "www. warpedtour.com".

        "Earn-Out Payments" shall have the meaning set forth in the fifth
Recital.

        "Environmental Law" shall mean any Law which relates to, or otherwise imposes liability or standards of conduct concerning, mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air,


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water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local statutes.

        "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by, or pursuant to, any applicable Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

        "Execution Date" shall mean February 15, 2002.

        "Financial Statement" shall mean the unaudited income statement, which excludes sponsorship revenue, with respect to the Company for the nine months ending September 30, 2001, which is included in Schedule 3.5(a).

        "First Purchase Agreement" shall have the meaning set forth in the third Recital.

        "Founder's Knowledge" shall have the meaning set forth in Section
8.4(b).

        "4 Fini" shall mean 4 Fini, Inc.

        "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

        "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

        "Hazardous Substance" shall mean any material or substance that: (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law); or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.


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        "Indemnifiable Claim" shall mean a Purchaser Indemnifiable Claim or a
Seller Indemnifiable Claim.

        "Indemnifiable Expenses" shall mean all costs and expenses arising out of or relating to any Loss, including attorneys' fees and expenses and costs of investigation and litigation in defense or enforcement of an Indemnifiable Claim.

        "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VII.

        "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VII.

        "Intellectual Property" shall mean any and all trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" shall mean what is known or what should have been known, after due inquiry, by the executive officers of the representing party.

        "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

        "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, assessment, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

        "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and Indemnifiable Expenses.

        "Major Promoters" shall have the meaning set forth in Section 3.26.

        "Major Vendors" shall have the meaning set forth in Section 3.26.

        "Material Adverse Change" shall mean a material adverse change (or circumstance reasonable likely to involve a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company; provided, however, in the event such Material Adverse Change can be quantified, it must be equal to an amount greater than $500,000.

        "Material Adverse Effect" shall mean any one or more facts, events, conditions or effects (or circumstance reasonably likely to involve prospective facts, events, conditions or


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effects) which singularly or in the aggregate has or would likely give rise to a
Material Adverse Change.

        "Membership Interests" shall have the meaning set forth in the second Recital.

        "Operating Agreement" shall have the meaning set forth in Section
3.4(a).

        "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

        "Prior Agreement Major Promoter" shall mean a "Major Promoter" as such term was defined in the Prior Purchase Agreement.

        "Prior Agreement Major Vendor" shall mean a "Major Vendor" as such term was defined in the Prior Purchase Agreement.

        "Prior Closing" shall mean the closing of the transaction contemplated by the Prior Purchase Agreement.

        "Prior Purchase Agreement" shall have the meaning set forth in the second Recital.

        "Prior Sellers" shall mean the "Sellers" as such term was defined in the Prior Purchase Agreement.

        "Prior Services Agreement Breach" shall have the meaning set forth in
Section 8.4(b).

        "Prior Services Agreements" shall have the meaning set forth in Section 2.5(a).

        "Purchased Assets" shall mean all of the assets: (i) owned, leased or licensed by the Company or (ii) owned, leased or licensed by the Seller or its Affiliates and either (y) used in the operation of the Business prior to the Prior Closing or (z) principally used in the operation of the Company, except as expressly set forth in Schedule 1.1.

        "Purchaser Indemnifiable Claims" shall have the meaning set forth in
Section 7.2.

        "Purchasers' Indemnified Parties" shall mean each Purchaser and each of its Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees, members, managers, agents and representatives; provided that in no event shall the Seller or an Affiliate thereof be deemed a Purchasers' Indemnified Party.

        "Purchasers' Indemnifying Parties" shall mean the each of the Purchasers, severally and not jointly.

        "Purchasers' Representative" shall have the meaning set forth in Section 7.9.

        "Real Property" shall have the meaning set forth in Section 3.9.


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        "Related Agreements" shall mean the Sponsorship Agreement and the
Assignment and Assumption Agreement.

        "Sale" shall have the meaning set forth in Section 2.1.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller Indemnifiable Claims" shall have the meaning set forth in
Section 7.3.

        "Seller Indemnified Parties" shall mean the Seller, its officers, directors, employees, members, managers, agents and representatives and its Affiliates (but not including the Company); provided that in no event shall any Purchaser or an Affiliate thereof be deemed a Seller Indemnified Party.

        "Seller's Knowledge" shall have the meaning set forth in Section 8.4(d).

        "Seller's Objection Notice" shall have the meaning set forth in Section 2.7(b).

        "Seller's Objection Period" shall have the meaning set forth in Section 2.7(b).

        "Sponsorship Agreement" shall mean the sponsorship agreement for the 2002 Summer Tour executed at the Closing by Seller and the Company and as attached as Exhibit A hereto.

        "Subsequent Purchase Agreement" shall have the meaning set forth in the fourth Recital.

        "Subsidiaries" shall mean, with respect to a specified Person, each corporation, partnership, or other entity in which the specified Person owns or controls, directly or indirectly, through one or more intermediaries, twenty-five percent (25%) or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions, or in which the specified Person owns or controls rights to twenty-five percent (25%) or more of any distributions.

        "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

        "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

        "Tax Statute of Limitations Date" shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).


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        "Tax Warranty" shall mean a representation or warranty in Section 3.17 or Section 3.20.

        "Title and Authorization Warranty" shall mean a representation or warranty in Sections 3.2, 3.3(a), 3.3(b), 3.3(d) and 3.4.

        "Tour" shall mean the Vans Warped Tour.

        "Transaction Documents" shall mean this Agreement, all Exhibits and Schedules hereto and all Closing deliveries.

        "2002 Sponsorship Revenues" shall have the meaning set forth in Section 2.7(a).

        "2002 Summer Tour" shall mean the Tour's 2002 North American Summer tour.

        "2002 Summer Tour Associate Sponsor Status" shall have the meaning set forth in Section 2.8.

        "2002 Tour Year" shall mean October 1, 2001 to September 30, 2002.

        "Website" shall mean the website located at http://www. warpedtour.com.

        "Wire Transfer Instructions" shall mean, with respect to wire transfers being sent to Seller, the following:

        To:    Comerica Bank, California
               Address: 226 Airport Parkway
               Branch 948
               San Jose CA 95110
               ABA: 121137522
               SWIFT: MNBDUS33
               Favor: Yahoo! Inc.
               Account: 1891538363
               Ref: Please provide details of payment

        "Yahoo" shall have the meaning set forth in Section 2.4.

                                   ARTICLE II

                   SALE AND PURCHASE OF MEMBERSHIP INTERESTS;
                         ADDITIONAL TERMS AND AGREEMENTS

        2.1 Sale and Purchase. In consideration of


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            (a) one million two hundred thousand dollars ($1,200,000) payable in cash at the Closing by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions by Purchasers to Seller as set forth in Schedule
2.1 (the "Cash Purchase Price");

            (b) 2002 Sponsorship Revenues (as defined in Section 2.7 herein) payable by the Company to Seller as set forth in Section 2.7 below;

            (c) 2002 Summer Tour Associate Sponsor Status (as defined in Section
2.8 herein) for the 2002 Tour; and

            (d) the full and complete satisfaction of all of Seller's obligations to each Purchaser (i) under the Prior Purchase Agreement with respect to any Earn-Out Payments and (ii) under the Prior Services Agreements, as defined in Section 2.6 (the consideration set forth in clauses (a), (b), (c) and (d) of this sentence being collectively referred to as the "Aggregate Consideration"),

Seller hereby sells to Purchasers all of the Membership Interests in the Company, free and clear of all Liens, and each Purchaser hereby purchases from Seller that percentage of the Membership Interests set forth on Schedule 2.1 attached hereto (the "Sale").

        2.2 Acceptance of Membership Interests. Subject to the terms and conditions of this Agreement and except as set forth in Section 2.6 below, each Purchaser is receiving the Membership Interests and accepts the Membership Interests in exchange for the Aggregate Consideration.

        2.3 Termination of Rights in Tour. In consideration of the mutual promises contained herein, except for the 2002 Summer Tour Sponsorship Revenues and the 2002 Summer Tour Associate Sponsorship Status, Seller hereby agrees that all of Seller's rights and interests in and to the Tour and all past and future Tour activities shall hereby terminate effective as of the Closing.

        2.4 Ownership of the Domain Name and the Website. The parties acknowledge and agree that Codikow, Carroll, Guido & Groffman, LLP, pursuant to their Services Agreement with the Company dated as of the date hereof shall take all steps to transfer and assign all right, title and interest in the Domain Name from Yahoo! Inc. ("Yahoo"), the Company's ultimate parent, to the Company as soon as reasonably practicable subsequent to the Closing (but in no event later than February 22, 2002), including, without limitation, preparing and filing all documentation to effect such transfer. Seller shall cause its Affiliates to assist and cooperate _with the Company in such transfer process by signing any documents that need to be executed by Seller or its Affiliates in order to effect such transfer and the Seller shall pay any and all filing fees in connection therewith. Seller further agrees to (a) as soon as reasonably practicable subsequent to the Closing (but in no event later than 15 days after the Closing), consummate the transfer and assignment to the Company, at the Seller's sole cost and expense, of the Website Microsoft ASP source code and all artwork and graphics relating to the Website and (b) generate a customer list associated with the Website, consisting of approximately 1,500 email addresses


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of those individuals who previously registered for the Tour on the Website. Such customer list will be provided to the Company as soon as reasonably practicable subsequent to the Closing (but in no event later than February 22, 2002). Seller also agrees to have appropriate employees reasonably available by phone without charge for three months following the transfer and assignment of the Domain Name to answer questions from Vans and/or the Company regarding the Domain Name.

        2.5 Prior Services and Purchase Agreements.

            (a) Each of the parties hereto acknowledge and agree that, notwithstanding the terms thereof, as of the effective time of the Closing (i) the Services Agreements between the Company and each of the Founders (the "Prior Services Agreements"), shall each be modified and amended to provide that the Prior Services Agreements shall terminate and be of no further force or effect,
(ii) Seller made its final payments pursuant to the Prior Services Agreements on August 31, 2001, and (iii) Seller shall have no obligation to make any further payments in connection therewith (including, without limitation the reimbursement of expenses). Notwithstanding the foregoing or anything contrary contained herein or in the Prior Services Agreements, it is expressly acknowledged and agreed that (i) pursuant to Section 2(e) of the Prior Services Agreements, each of Sections 8 and 17 of the Prior Services Agreements shall survive the termination of the Prior Services Agreements in accordance with the terms of Section 2(e) of the Prior Services Agreements and (ii) notwithstanding
Section 2(e) of the Prior Services Agreements, Section 9 of the Prior Services Agreements shall not survive the termination of the Prior Services Agreements.

            (b) Furthermore, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Tour Title Sponsorship Agreement dated June, 2000, is hereby amended to provide that Vans shall have no further obligations thereunder, including obligations to pay Launch or the Company any sponsorship fees thereunder. Notwithstanding the foregoing, the parties hereto acknowledge and agree that upon the Closing of the Sale the "Warped Tour" shall be known as the "Vans Warped Tour", without any extra compensation payable by Vans to any party hereto or the Company.

            (c) Each of the parties hereto acknowledges and agrees that notwithstanding the terms thereof, as of the effective time of the Closing, the Prior Purchase Agreement shall terminate for any and all purposes and shall be of no further force or effect, except as to (x) Sections 1.1, 2.5, 5.10, 10.2 (except for 10.2(a)(A) and 10.2(b) which have terminated in accordance with their terms), 10.3 (except for 10.3(b) which has terminated in accordance with its terms), 10.4, 10.5, 10.6, 10.7, 10.9, 11.3, 11.6, 11.7, 11.8, 11.10 and
11.13 of the Prior _Purchase Agreement, which shall survive until the last to occur of the expiration of the Tax Warranties and the Title and Authorization Warranties (each as defined in the Prior Purchase Agreement) or there are no further Purchaser or Seller Indemnifiable Claims outstanding, (y) the Tax Warranties of the Prior Purchase Agreement, which shall terminate with respect to the Tax Warranty on the Tax Statute of Limitations Date, and (z) the Title and Authorization Warranties of the Prior Purchase Agreement which shall survive forever.


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        2.6 October 1, 2001 Earn-Out Payment. Seller and Purchasers agree that
Seller has fully satisfied its obligations to Purchasers with respect to the Earn-Out Payment due to the Purchasers on October 1, 2001 and that Seller shall have no further obligations to Purchasers with respect to the Earn-Out Payments.

        2.7 2002 Sponsorship Revenues.

            (a) Seller and Purchasers agree that all sponsorship revenues received from third parties by the Company, the Purchasers or their respective Affiliates pursuant to any oral or written sponsorship agreement for the activities of the 2002 Summer Tour, it being understood that no amount of revenue shall be included or imputed on account of Vans' right to the title tour sponsorship (the "2002 Sponsorship Revenues"), shall be allocated as follows:

                (i) the first one million two hundred thousand dollars ($1,200,000.00) of 2002 Sponsorship Revenues (the "Base Sponsorship Revenues") shall be allocated entirely to the Company;

                (ii) the next six hundred forty six thousand one hundred fifty three dollars and eighty five cents ($646,153.85) of 2002 Sponsorship Revenues in excess of the Base Sponsorship Revenues shall be allocated entirely to the Seller; and

                (iii) any 2002 Sponsorship Revenues in excess of an aggregate amount of all one million eight hundred forty six thousand one hundred fifty three dollars and eighty five cents ($1,846,153.85) shall be allocated thirty five percent (35%) to the Seller and sixty five percent (65%) to the Company.

        Any 2002 Sponsorship Revenues due and payable to the Seller pursuant to
Section 2.7(a)(ii) or 2.7(a)(iii) above shall be remitted to Seller by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions, along with a schedule setting forth the calculation of such payment (the "Calculation Schedule") no later than thirty (30) days after the last day of the month during which the 2002 Summer Tour ends.

            (b) Seller and its Affiliates and representatives (including, without limitation, Seller's outside accounting firm) shall have the right to reasonably review and audit the Calculation Schedule to confirm that it is accurate and complete once during the Seller's Objection Period (as hereinafter defined) for a period of no more than 60 days. All reasonably documented out-of-pocket costs and expenses incurred by Seller, Purchasers or the Company in connection with such audit ("Audit Costs") shall be the responsibility of Seller unless such audit _results in a deviation in the payment owed to Seller pursuant to Section 2.7(a) of more than 5%, in which case the Audit Costs shall be the responsibility of Purchasers. Such audit right shall include, without limitation, reasonable access by Seller and its Affiliates and representatives (including, without limitation, Seller's outside accounting firm) to all books and records related to 2002 Sponsorship Revenues and to all persons who worked for or on behalf of the Company or Purchasers in generating 2002 Sponsorship Revenues and/or in preparing the Calculation Schedule. In the event that, as a result of such audit, Seller delivers to the Company


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a written notice of disagreement with respect to the Calculation Schedule no later than 60 days after receipt by Seller of the Calculation Schedule ("Seller's Objection Notice"), each of the Company, Purchasers and Seller shall work in good faith to resolve the issues raised by the notice of disagreement and to make any necessary adjustments to the payment owed to Seller pursuant to
Section 2.7(a). In the event Seller does not deliver Seller's Objection Notice within 60 days after receipt by the Seller of the Calculation Schedule (the "Seller's Objection Period"), Seller shall be deemed to have accepted such Calculation Schedule. If the parties are unable to resolve such issues within 30 days of receipt by the Company of the notice of disagreement from Seller, then either Purchasers or Seller shall be entitled to submit such disagreement to arbitration pursuant to the terms of Section 8.15 hereof.

            (c) The parties hereto acknowledge and agree that 2002 Sponsorship Revenues shall include all revenues generated from any (i) agreements and, (ii) executed letters of intent which are approved by the Purchasers with respect to sponsorships for the 2002 Summer Tour in existence as of the date hereof. The parties hereto also acknowledge and agree that in the event there are goods and services, in addition to or in lieu of cash payments, received from sponsors for the 2002 Tour Year, the 2002 Sponsorship Revenues shall include the value of any goods and services provided by such sponsors to the Company, the Purchasers or their respective Affiliates pursuant to their sponsorship agreement, as such value is set forth in good faith in such agreement so long as such value may be recorded as revenue by the Company under generally accepted accounting principles (the "Barter Value"). The Company shall use its commercially reasonable efforts to include the good faith valuation of any Barter Value in any applicable sponsor agreement. If, notwithstanding the previous sentence, there is Barter Value but the amount of the Barter Value is not set forth in the applicable sponsorship agreement, the Barter Value shall be the reasonable fair market value thereof. In addition, to the extent that the Company receives sponsorship revenues during the 2002 fiscal year pursuant to a sponsorship agreement which relates to both the 2002 Summer Tour and other concert tours, then for purposes of the 2002 Sponsorship Revenues, the parties agree to allocate such revenues between the 2002 Summer Tour and the other concert tours as may be set forth reasonably and in good faith in such sponsorship agreement or if no such allocation is made, then to allocate a reasonable amount of such revenues to the 2002 Summer Tour.

        2.8 Associate Sponsor Status. Seller and Purchasers agree that Seller shall be entitled to the rights and privileges of an associate sponsor of the Vans Warped Tour, as such rights and privileges are listed in the Sponsorship Agreement for the 2002 Summer Tour executed at the Closing by Seller and the Company and as attached as Exhibit A hereto ("2002 Summer Tour Associate Sponsor Status").

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

        Each of Seller and the Company represents and warrants to Purchasers as of the date hereof (it being agreed that the following representations and warranties shall be deemed to have been made solely by the Seller and the Seller shall have no recourse whatsoever against the

Company, including for contribution, for any liability to the Purchasers or any Purchasers' Indemnified Party as a result of a breach thereof), as follows:

        3.1 Due Incorporation; Subsidiaries.

            (a) The Company is duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted. The Company is licensed or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The State of California is the only jurisdiction in which the Company is organized, or licensed or qualified to do business. Except as set forth on Schedule 3.1, the Company has no Subsidiaries, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement. Current, accurate and complete copies of the Articles of Organization and Operating Agreement (or similar organizational instruments), as amended, of the Company are attached hereto and made a part hereof as Exhibits B and C, respectively.

            (b) The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted. The Seller is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

        3.2 Due Authorization.

            (a) The Company has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Related Agreements have been duly and validly approved by the managers, members, and equity holders of the Company, and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement, the Related Agreements, or the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute (assuming, in the case of the Agreement, due execution and delivery by each Purchaser) legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

            (b) Seller has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Related Agreements have been duly and validly approved by the board of directors of the Seller, and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements, or the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute (assuming, in the case of the Agreement, due execution and delivery by each Purchaser) legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

        3.3 Consents and Approvals; Authority Relative to this Agreement.

            (a) Except as set forth on Schedule 3.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            (b) Except as set forth on Schedule 3.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance of the Seller of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            (c) Except as set forth on Schedule 3.3 or with respect to clauses
(i) and (ii), where a breach would not have a Material Adverse Effect on the Company, the execution, delivery and performance by the Company of this Agreement and its Related Agreements do not and shall not: (i) violate any Law;
(ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Company is a party or by which the Company or any of its assets or properties are _bound;
(iii) permit the acceleration of the maturity of any indebtedness of the Company or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of any of, or cause the dissolution of the Company pursuant to, the Articles of Organization, certificate of formation, Operating Agreement, or similar organizational instruments of the Company.

            (d) Except as set forth on Schedule 3.3, or with respect to clauses
(i) and (ii), where a breach would not have a Material Adverse Effect on Seller the execution, delivery and performance of this Agreement by the Seller of this Agreement and the Related Agreements does not and shall not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller is a party or by which Seller or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of any of the certificate of incorporation, by-laws, or similar organizational instruments of Seller.

        3.4 Capitalization.

            (a) The Membership Interests constitute all of the equity ownership interests in the Company. All of the Membership Interests have been issued in compliance with the terms and conditions of that certain Operating Agreement for the Company, dated as of August 30, 2000 ("Operating Agreement"). All of the Membership Interests are currently issued and outstanding. Seller is the sole owner and holder of all of the rights, title and interests in and to all of the Membership Interests. The Membership Interests are nonassessable and are not subject to preemptive rights. All capital contributions or similar contributions required by the Operating Agreement have been made. There are no Membership Interests currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Each of the Membership Interests is an uncertificated security.

            (b) Except as set forth above or in Schedule 3.4, there are no Membership Interests or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, puts, calls, rights, convertible securities or other agreements or commitments of any character obligating the Seller, the Company, or any of their respective Affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any Membership Interests or other securities (whether or not such securities have voting rights) of the Company. Except as set forth in Schedule 3.4, there are no outstanding contractual rights or obligations of Seller or the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any Membership Interests or other securities of the Company, including without limitation, rights of first refusal, rights of first offer, "drag along" rights, or "tag along" rights. Except for Seller's rights as a holder of the Membership Interests, no Person has any right to participate in, or receive any payment based (including, without limitation, payments pursuant to Section 2.1) on any amount relating to, or arising in connection with, the revenue, income, value or net worth of the Company or any component or portion thereof, or any current or former ownership of Membership Interests, or any current or former ownership of the Company or Seller, or any increase or decrease in any of the foregoing.

            (c) The Membership Interests are held by the Seller free and clear of any and all Liens other than Liens on the Membership Interests in place at the time of the Prior Closing. The assignments, endorsements, and other instruments of transfer delivered by the Seller to the

Purchasers at the Closing shall be sufficient to transfer to Purchasers the Seller's entire interest, legal and beneficial, in and to the Membership Interests. Upon execution and delivery of such assignments, endorsements, and other instruments of transfer, Purchasers shall receive good and marketable title in and to such Membership Interests, free and clear of all Liens other than Liens on the Membership Interest in place at the time of the Prior Closing.

        3.5 Financial Statement; Undisclosed Liabilities; Other Documents.

        Attached hereto as Schedule 3.5(a) is an accurate and complete copy of the Financial Statement. The Financial Statement consistently and fairly presents the income statement with respect to the Company as of the date thereof and for the period covered thereby. The Financial Statement is in accordance with the books and records of the Company. The Financial Statement does not reflect any transactions which are not bona fide transactions.

        3.6 No Adverse Effects or Changes. Except as listed on Schedule 3.6, since the Prior Closing, the Company has not:

                (i) suffered any Material Adverse Change;

                (ii) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance), which would result in a Material Adverse Effect on the Company;

                (iii) other than obligations or Contracts incurred or entered into with the assistance of a Purchaser pursuant to a Prior Services Agreement which are set forth in Schedule 3.6 , incurred any obligation or entered into any Contract that either: (x) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000; or (y) has a term of, or requires the performance of any obligations by the Company over a period in excess of, twelve months;

                (iv) taken any action or failed to take any action, or made any expenditure or failed to make any expenditure, or entered into or authorized any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

                (v) sold, transferred, conveyed, assigned or otherwise disposed of any of its material assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

                (vi) waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

                (vii) made any changes in its accounting systems, policies, principles or practices;

                (viii) except with respect to the Related Agreements, entered into, authorized, or permitted any transaction with the Seller or any Affiliate of the Seller;

                (ix) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or any other securities, or amended any of the terms of any Membership Interests or such other securities;

                (x) split, combined, or reclassified any Membership Interests (or any other securities), declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Membership Interests (or any other securities), or redeemed or otherwise acquired any Membership Interests (or any other securities) of the Company;

                (xi) made any borrowings, incurred any debt (other than in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, indirectly, or contingently) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

                (xii) made any loans, advances or capital contributions to, or investments in, any other Person;

                (xiii) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, member, manager, or employee, or increased in any manner the compensation or fringe benefits of any director, officer, member, manager, or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

                (xiv) acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company;

                (xv) authorized or made any capital expenditures which individually or in the aggregate are in excess of $10,000;

                (xvi) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

                (xvii) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its officers, members, managers, employees or agents; or

                (xviii) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract, except in each case as would not have a Material Adverse Effect on the Company.

        3.7 Title to Properties. The Company either owns or has the right to utilize all assets necessary to operate the Business as presently conducted and to conduct the 2002 Tour in a manner consistent with the 2001 Tour. The Purchased Assets owned by the Company as of the Execution Date consist of (a) the Intellectual Property set forth on Schedule 3.13 of the Prior Purchase Agreement (as modified by Schedule 3.13 hereof), (b) the Intellectual Property set forth on Schedule 3.13 hereof, (c) the tangible personal property set forth on Schedule 3.10 of the Prior Purchase Agreement (as modified by Schedule 3.10 hereof), (d) the tangible personal property set forth on Schedule 3.10 hereof and (e) the Contracts set forth on Schedule 3.14 hereof. Except (i) as disclosed on Schedule 3.7 or (ii) for title defects or Liens which were in place at the time of the Prior Closing, the Company has good and marketable title to, and is the lawful owner of, all the Purchased Assets in all cases, free and clear of all Liens.

        3.8 Condition and Sufficiency of Assets; Computer System.

            (a) Except as disclosed on Schedule 3.8 or as would not have a Material Adverse Effect on the Company, since the Prior Closing all of the tangible assets, properties, and rights of the Company, whether real or personal, owned or leased (with respect to leased property, during the term of lease therefor), have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and to the Knowledge of Seller and the Company, are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. Except as set forth in
Schedule 3.8, the Company has no liabilities that are not directly related to, and that did not arise directly out of, the business of the Company as operated since the Prior Closing.

            (b) The Company does not own or lease, and since the Prior Closing has not owned or leased, any computer hardware, software, or related materials in its businesses and operations.

        3.9 Real Property. The Company does not own or lease (as lessor or lessee), and since the Prior Closing has not owned or leased (as lessor or lessee), any real property. With respect to the property that the Company uses or has used in its business and operations since the Prior Closing ("Real Property"):

            (a) the activities carried on by the Company in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law; or

            (b) the Company since the Prior Closing has not used, deposited, stored, or located at, on, under, or beneath any Real Property or portion thereof, any asbestos, asbestos-containing materials, PCB compounds or other pollutants, contaminants, or Hazardous Substances, except as would not have a Material Adverse Effect on the Company.

        3.10 Personal Property. Except for those items of tangible personal property owned by the Company or utilized in its businesses and operations as of the Prior Closing, Schedule 3.10 sets forth (i) an accurate and complete list of all of the tangible personal property owned by the Company or utilized in its businesses and operations having an original acquisition cost of $5,000 or more;
(ii) an accurate and complete list of all items of tangible personal property set forth on Schedule 3.10 to the Prior Purchase Agreement which are no longer owned by the Company or utilized in its businesses or operations; and (iii) all leases of personal property that were entered into since the Prior Closing binding upon the Company or any of its assets or properties, and all items of personal property covered thereby. All of the tangible personal property is presently utilized by the Company in the ordinary course of business.

        3.11 Inventories. The Company has no inventories, and since the Prior Closing the Company has disposed of its inventories only in the ordinary course of business consistent with past practice.

        3.12 [RESERVED]

        3.13 Intellectual Property. Schedule 3.13 sets forth an accurate and complete list of all Intellectual Property acquired by the Company since the Prior Closing which is (i) the Company's Intellectual Property or (ii) used by the Company in the conduct of its businesses and operations as of the date hereof. Schedule 3.13 also sets forth a true and complete list of all Intellectual Property which is listed in Schedule 3.13 to the Prior Purchase Agreement and which as of the Closing Date is no longer items of Company Intellectual Property. Except as disclosed on Schedule 3.13:

            (a) except for Liens in place at the time of the Prior Closing, all of the Company's Intellectual Property acquired since the Prior Closing is owned by the Company free and clear of all Liens and is not subject to any license, royalty or other agreement, and, since the Prior Closing, the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property;

            (b) except for the Company's Intellectual Property, all of the Intellectual Property used by the Company is the subject of a valid license, and all royalties and other fees to be paid by the Company with respect to such licenses are set forth on Schedule 3.13;

            (c) none of the Company's Intellectual Property has, since the Prior Closing, been or is the subject of any pending or, to the Knowledge of the Company and the Seller, threatened litigation or claim of infringement;

            (d) no party to any license or royalty agreement to which the Company is a party is in breach or default, and no notice of termination has been given or is threatened;

            (e) other than infringements in existence at the time of the Prior Closing, which have been listed on Schedule 3.13, (i) the Company's Intellectual Property does not and to the Knowledge of the Company and Seller, no Intellectual Property used by the Company infringes on any Intellectual Property or confidential or proprietary rights of any other Person in the United States or in the territories outside the United States in which the Company has operated since the Prior Closing, and (ii) since the Prior Closing the Company has not received any notice contesting its right to use any Intellectual Property. To the Knowledge of the Company and Seller, there is no other Person using the mark "WARPED Tour" or using any mark that is confusingly similar to the mark "WARPED Tour" in the United States or in the territories outside the United States in which the Company has operated since the Prior Closing. Except for title imperfections in place at the time of the Prior Closing, which have been listed on Schedule 3.13, the Company is the owner and has good and marketable title to the tradename and trademark "WARPED TOUR", and Yahoo is the registered owner and has good and marketable title to the URL "www.warpedtour.com"; and

            (f) Except as otherwise disclosed at the time of the Prior Closing and listed in Schedule 3.13, the Company owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct its businesses and operations as presently conducted.

        3.14 Contracts. Schedule 3.14 lists all the Contracts of the following types which since the Prior Closing (i) the Company has entered into, become a party to or become bound by, or to which any of its assets or properties has become subject or (ii) were Contracts set forth on Schedule 3.14 of the Prior Purchase Agreement and which have been terminated (other than Contracts set forth on Schedule 3.14 of the Prior Purchase Agreement which have expired in accordance with their terms):

            (a) any collective bargaining agreement;

            (b) any Contract with any employee, officer, director, member, manager, or committee of the Company or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with the Seller or any Affiliate of the Seller (other than the Related Agreements);

            (c) any Contract (other than the Sponsorship Agreement) with a sales representative, manufacturer's representative, promoter, producer, sponsor, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person; any Contract of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $25,000 and any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

            (d) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

            (e) any Contract involving a partnership, joint venture or other cooperative undertaking;

            (f) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

            (g) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for, or on behalf of, the Company, or the Company is granted the authority to act for, or on behalf of, any Person;

            (h) any Contract for which the full performance thereof may extend beyond 60 days from the Closing Date;

            (i) any Contract (other than this Agreement and the Related Agreements) not made in the ordinary course of business which is to be performed in whole or in part at or after the Closing Date;

            (j) any Contract (other than this Agreement), whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest to the Company, or any acquisition or disposition of all or substantially all of the assets of the Company, or any acquisition or disposition of any Subsidiary, division, or line of business; and

            (k) any Contract not specified above that is material to the Company.

            (l) Seller has delivered to Purchasers accurate and complete copies of each Contract listed on Schedule 3.14, and Schedule 3.14 contains a written description of each oral arrangement so listed. Except as disclosed to the contrary on Schedule 3.14: (i) all such Contracts and arrangements between the Company, on the one part, and the Company's Affiliates or the Seller's Affiliates, on the other part, are on terms that are no less favorable to the Company than the terms that could be obtained as of the date hereof from an unrelated third party; (ii) if cancelled at any time by any other party, such cancelled Contract would not have a Material Adverse Effect on the Company;
(iii) all such Contracts are valid and enforceable obligations of the Company and each other party thereto; and (iv) neither Seller nor the Company has since the Prior Closing received any notice of default or termination with respect to any such Contract. To the Knowledge of the Company and the Seller: (i) the Company has no outstanding obligations under or pursuant to any of the Contracts set forth on
Schedule 3.14 other than the Contracts that are being assigned from the Seller to the Company pursuant to the Assignment and Assumption Agreement; and (ii) no claims have been asserted against the Company and the Seller under or pursuant to any of the Contracts set forth on Schedule 3.14.

        3.15 Permits. Schedule 3.15 is an accurate and complete list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, "Permits") held by the Company. Except for the Permits listed on Schedule 3.15, and as would not have a Material Adverse Effect on the Company, the Company holds all Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the businesses of the Company as presently conducted and as proposed to be conducted.

        3.16 Insurance.

            (a) Schedule 3.16 contains an accurate and complete list of all policies of fire, liability, workmen's compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or businesses), and Seller has delivered to Purchasers an accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or businesses) for all periods since the Prior Closing. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received since the Prior Closing with respect to any such policy, except as would not have a Material Adverse Effect on the Company. Such policies are sufficient for compliance with: (i) all requirements of Law; and (ii) all Contracts to which the Company is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company. Since the Prior Closing, except as set forth in Schedule 3.16, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

            (b) Schedule 3.16 contains an accurate and complete list of all claims which have been made by the Company since the Prior Closing, under any workmen's compensation, general liability, property or other insurance policy applicable to the Company or any of its _properties. Except as set forth on said list, there are no pending or, to the Company's or Seller's Knowledge, threatened claims under any insurance policy. Such claim information includes all available information with respect to each accident, loss, or other event, including: (i) the identity of the claimant; (ii) the date of the occurrence;
(iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.

        3.17 Employee Benefit Plans and Employment Agreements.

            (a) General. None of the Company nor any of its ERISA Affiliates is a party to, or participates in, or has any liability or contingent liability with respect to:

                (i) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA (referred to collectively hereinafter in this section as "Benefit Plans");

                (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA) (referred to collectively hereinafter in this section as "arrangements"); or

                (iii) any employment agreement.

            (b) Compliance With Laws; Liabilities Since the Prior Closing.

                (i) To the Knowledge of the Company and Seller, since the Prior Closing, there have been no acts or omissions by the Company or any of its ERISA Affiliates that have given rise or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Seller may be liable.

                (ii) To the Knowledge of Company and Seller, since the Prior Closing, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and none of the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction.

                (iii) To the Knowledge of the Company and Seller, there are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

                (iv) To the Knowledge of the Company and Seller, none of the Company nor any of its ERISA Affiliates has any liability or contingent liability under any plan for providing post-retirement medical or life insurance benefits (other than liabilities in place at the time of the Prior Closing and which have been listed on Schedule 3.17.

        3.18 Employment and Labor Matters. The Company does not employ any full-time employees. The Company employs only seasonal employees generally from June through August during each year of the Tour. Schedule 3.18 contains an accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made during the current fiscal year for all directors, officers, members, managers, and employees of the Company. To the Knowledge of Company and the Seller, the Company has since the Prior Closing been and currently is conducting its businesses and operations in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as disclosed on Schedule 3.18, since the Prior Closing there has been no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving the Company. None of the employees of the Company (as an employee of the Company) is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made, or since the Prior Closing has been made, to organize any employees of the Company to form or enter a labor union or similar organization.

        3.19 Capital Improvements. Schedule 3.19 describes all the capital improvements or purchases or other capital expenditures of the Company that have not been completed since the Prior Closing, and also sets forth the cost and expense reasonably estimated to complete such work and purchases.

        3.20 Taxes.

            (a) Except as to any state income taxes for the period prior to September 1, 2000 which shall be the responsibility of the Purchasers or as set forth in Schedule 3.20, from and after the Prior Closing through the date hereof and to the Actual Knowledge of the Company and the Seller for all periods prior to the Prior Closing (i) all federal, state, local and foreign income, corporation and other Tax Returns have been timely filed for the Seller and the Company, or are subject to a valid extension of the filing date as required by applicable Law; (ii) all Taxes shown as due on all such Tax Returns and other filings have been timely paid; (iii) each such Tax Return and filing is accurate and complete; (iv) neither the Purchasers, the Seller nor the Company currently has or will have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than: (y) as reflected as liabilities on the Financial Statement; or (z) since the date of the latest Financial Statement, as have arisen in the ordinary course of business consistent with past practice; (v) there are no Tax liens (other than liens for current Taxes not yet due and payable) upon the Purchased Assets; (vi) all Taxes that the Company is or was required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

            (b) No Tax Return of the Company is under audit or examination by any taxing authority, and for any period from and after the date of the Prior Closing through the date hereof, to the Knowledge of the Company and the Seller, no written notice of such an audit or examination has been received by the Seller or the Company with respect to any date prior to the Prior Closing. From and after the Prior Closing through the date hereof and to the Actual Knowledge of the Company and the Seller for all periods prior to the Prior Closing, each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith.

            (c) From and after the Prior Closing through the date hereof and to the Actual Knowledge of the Company and the Seller for all periods prior to the Prior Closing, all information returns required to be filed by the Company prior to the date hereof have been filed

(and prior to the Closing Date will have been filed), and all statements required to be furnished to payees by the Company prior to the date hereof have been furnished (and prior to the Closing Date will have been furnished) to such payees, and the information set forth on such information returns and statements is accurate and complete.

            (d) The Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

            (e) From and after the Prior Closing through the Execution Date, the Company has been and is classified as a disregarded entity for federal income tax purposes.

            (f) The Tax Laws of the State of California (and each other state in which the Company owns (or has owned) any assets or conducts (or has conducted) its business and operations) that govern bulk sales of assets or sales of assets are not applicable to this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby outside the ordinary course of business, and neither the Company nor any Purchaser shall have any liability with respect to such Laws.

            (g) Notwithstanding anything to the contrary contained above, the Seller or the Company has paid or will pay all federal income taxes due with respect the Company for the calendar year ended December 31, 2000.

        3.21 No Defaults or Violations. Except as disclosed on Schedule 3.21:

            (a) To the Actual Knowledge of the Company and the Seller for all periods prior to the Prior Closing and to the Knowledge of the Company and the Seller from and after the Prior Closing through the date hereof, the Company did not breach any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it or any of its assets or properties is bound, and to the Knowledge of Seller and the Company, no other party to any Contract has breached such Contract or is in default (with or without notice or the passage of time, or both) thereunder, except as would not have a Material Adverse Effect on the Company;

            (b) the Company is in compliance with, and no violation exists under, any and all Laws applicable to the Company, except as would not have a Material Adverse Effect on the Company; and

            (c) since the Prior Closing, no notice from any Governmental Authority has been received by the Company claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

        3.22 Environmental Matters. Except as disclosed in Schedule 3.22:

            (a) to the Actual Knowledge of the Company and the Seller for all periods prior to the Prior Closing and to the Knowledge of the Company and the Seller from and after the Prior Closing through the date hereof, the business and operations of the Company have been and are in full compliance with all Environmental Laws then in effect, and no condition exists or event has since the Prior Closing occurred which, with or without notice or the passage of time or both, would constitute a violation of, or give rise to any Lien under, any Environmental Law, except in each case as would not have a Material Adverse Effect on the Company;

            (b) since the Prior Closing, the Company has not received any notice from any Governmental Authority or any other Person that any aspect of the business or operations of, or facilities used by, the Company is in violation of any Environmental Law or Environmental Permit, or that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

            (c) the Company is not the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

            (d) to the Knowledge of the Company and Seller, since the Prior Closing the Company has timely filed all reports and notifications required to be filed with respect to all of their assets and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

            (e) to the Knowledge of the Company and Seller, except as disclosed forth in Schedule 3.22, no condition has existed or event has occurred with respect to: (i) any property that was at any time since the Prior Closing owned, or any Subsidiary that was at any time since the Prior Closing owned, by the Company, any predecessor to the Company, or any Person that is or was an Affiliate of the Company, which property or Subsidiary has been sold, transferred or disposed; or (ii) any predecessor to the Company, that could (in the case of either of the foregoing clauses (i) or (ii)), with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law.

        3.23 Litigation.

            (a) Except as disclosed in Schedule 3.23, there are no actions, suits, claims, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Company and Seller, threatened against or affecting the Company or any of its officers, directors, employees, managers, or agents in their capacity as such, or any of their respective properties, rights, assets, or businesses, and to the Knowledge of the Company and Seller, there exists no facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.23, all of the proceedings pending or, to the Knowledge of the Company and Seller, threatened against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties). Except as disclosed in Schedule 3.23, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Since the Prior Closing, the Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

            (b) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company and Seller, threatened by or against the Company, any of the Company's officers, or Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

        3.24 No Conflict of Interest. Except (i) as disclosed on Schedule 3.24 and (ii) for Seller's rights and obligations pursuant to the Related Agreements, neither Seller nor any of its Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property, rights, or assets used in the business of the Company, except as a holder of Membership Interests.

        3.25 Bank Accounts. Schedule 3.25 sets forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

        3.26 Promoters and Vendors.

            (a) Schedule 3.26 sets forth:

                (i) a list of the 11 largest promoters of the Tour, in terms of revenue during the 2001 Tour (collectively, the "Major Promoters"), showing the total revenue received from each such promoter; and

                (ii) a list of the 15 largest vendors for the Tour, in terms of purchases by the Company during the 2001 Tour (collectively, the "Major Vendors"), showing the approximate total contract amount for each such vendor.

            (b) Except to the extent set forth in Schedule 3.26, since the Prior Closing, there has been no change in the business relationship and there has been no material dispute between the Company and any Major Promoter, Major Vendor, Prior Agreement Major Vendor or Prior Agreement Major Promoter, and there are no indications that any Major Promoter intends to decline to promote any Tour, or that any Major Vendor intends to discontinue providing goods or services in a manner consistent with past practice.

        3.27 [RESERVED]

        3.28 Brokers. Neither Seller nor the Company has used any broker or finder in connection with the transactions contemplated hereby, and no Purchaser nor any Affiliate of any Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Seller or the Company in connection with this Agreement, the Related Agreements, or any of the transactions contemplated hereby or thereby.

        3.29 Imposition of Certain Liability. Neither Seller nor the Company has at any time since the Prior Closing taken any action or failed to take any action, as a result of which the Company has lost or will lose limited liability associated with the status of the Company as a limited liability company.

        3.30 Accuracy of Statements.

            (a) Neither this Agreement, the Related Agreements, nor any written schedule, exhibit, written statement, written list, document, certificate or other written information furnished or to be furnished by, or on behalf of, the Company to any Purchaser or any representative or Affiliate of any Purchaser in connection with this Agreement, the Related Agreements, or any of the transactions contemplated hereby or thereby (collectively, the "Company Documents") created since the Prior Closing, contain or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

            (b) To the Actual Knowledge of the Seller and the Company, none of Company Documents existing as of the Prior Closing contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading, in light of the circumstances at the time they were made.

            (c) Neither this Agreement, the Related Agreements, nor any written schedule, exhibit, written statement, written list, document, certificate or other written information furnished or to be furnished by, or on behalf of, Seller to any Purchaser or any representative or Affiliate of any Purchaser in connection with this Agreement, the Related Agreements, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

        3.31 Prior Closing Representations and Warranties. Notwithstanding anything to the contrary contained elsewhere in this Article III or this Agreement, Seller hereby further represents and warrants to the Purchasers that, except as set forth in Schedule 3.31, it does not have Actual Knowledge that any of the representations or warranties given by the Prior Sellers in Article III of the Prior Purchase Agreement: (i) were not true and correct as of the Prior Closing or (ii) if are deemed to have been made as of the Execution Date, are not true and correct.

        3.32 Assignment and Assumption Agreement. Seller represents and warrants that all Purchased Assets are owned by the Company or have been transferred and assigned to the Company by Launch and all Contracts regarding the Business or sponsorship agreements, including sponsorship agreements and Contracts relating to the 2002 and 2003 Tour, to which Seller is a party and which are currently in effect, shall be assigned to the Company at the Closing. A list of such assets and Contracts is set forth in Schedule 3.32. Notwithstanding the foregoing, the parties agree that there may exist outstanding rights and obligations of the Seller under the Arnold Brand sponsorship agreement related to the 2001 Tour which is not being assigned to the Company at the Closing.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

        Each Purchaser represents and warrants to the Seller and the Company, as of the date hereof (it being agreed that all of the representation and warranties set forth in this article are made severally and not jointly by each Purchaser), as follows:

        4.1 Due Incorporation. Each Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted.

        4.2 Due Authorization. Each Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser of this Agreement has been duly and validly approved and no other actions or proceedings on the part of such Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. Each Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes (assuming due execution and delivery by Seller and the Company) legal, valid and binding obligations of each Purchaser enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

        4.3 Consents and Approvals; Authority Relative to this Agreement. Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by any Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

        4.4 No Violation of Other Instruments or Laws. The execution, delivery and performance by each Purchaser of this Agreement does not: (a) violate, breach or constitute any material event of default, or result in the acceleration of any material obligation, under any material contract, order, writ, injunction, arbitration award, judgment or decree to which such

Purchaser is a party or by which it is bound; or (b) violate any law or regulation of any U.S. federal, state or local government or any agency thereof.

        4.5 Brokers. No Purchaser has used a broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by any Purchaser in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

        5.1 Use of Name. From and after the Closing Date, the Seller agrees that it shall not, and that it shall cause its respective Affiliates not to, directly or indirectly use in any manner any trade name, trademark, service mark, logo, or other name owned or used by the Company, or any trade name, trademark, service mark, logo, or other name that is similar thereto in sound or appearance.

        5.2 Termination of Certain Agreements. Seller shall, and Seller agrees that it shall cause its respective Affiliates and the Company to, and that its Affiliates and the Company shall, effective as of the Closing, without any cost to the Company, terminate, rescind, cancel and render void and of no effect any and all Contracts between the Company, on the one hand, and Seller or any of its respective Affiliates (other than the Company), on the other hand; provided, however, that this Section 5.2 shall not apply to this Agreement or the Related Agreements. Seller agrees that, effective immediately, all rights of Seller and its Affiliates, including the officers, members, managers, directors and employees of the Company who do not continue to serve in such capacities after the Closing, to indemnification by the Company for any acts or omissions by such parties prior to and after the date of the Closing, as set forth in the Articles of Organization, as amended, through the date hereof or in the Company's Operating Agreement, as amended through the day immediately preceding the Closing Date, any Contract or otherwise are hereby terminated, void, of no effect and unenforceable by Seller, its Affiliates and such officers, directors and employees.

        5.3 Confidentiality. From and after the date hereof, Seller shall, and shall cause its Affiliates to, keep confidential and not disclose or furnish to any other Person, and not use for its own benefit or the benefit of any other Person, any confidential information, knowledge, or data concerning the business or affairs of the Company or the Purchasers, except as required or permitted by the Related Agreements to fulfill its obligations thereunder or as required by applicable law or the rules of any applicable securities exchange. Seller agrees that, upon the request of any Purchaser on or after the date hereof, it shall as soon as reasonably practical deliver to such Purchaser all papers, books, manuals, lists, correspondence and documents (in electronic format or otherwise) containing or relating to the confidential information of the Company or the Purchaser, together with all copies thereof.

        5.4 Publicity. Seller, the Company, and each Purchaser each agrees that no public release or announcement concerning this Agreement and the transactions contemplated hereby shall be issued without the prior consent of the other parties, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange.

        5.5 Tax Reporting. Seller and Purchasers agree that all items of income, gain, loss, deduction and credit relating to the Warped Summer Tour 2001 and any Warped Inside Series operated by the Seller shall be reported by Seller on its Tax Returns. Seller and Purchasers agree that they shall not report any such items inconsistently with the preceding sentence. The Seller, at its sole cost and expense, shall timely prepare and file any Tax Return of the Company that is required to be filed for the calendar year 2001 and shall timely pay any Taxes shown as due on any such Tax Return. Seller agrees that through the Closing Date the Company shall be treated for tax reporting purposes as a disregarded entity. The Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree
(i) to retain all books and records under their respective control with respect to Tax matters pertinent to the Company relating to any period prior to the Closing Date until the expiration of the applicable statute of limitations (taking into account any waivers or extensions) and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if either party so requests, the other party shall allow the requesting party to take possession of such books and records.

        5.6 2000 Taxes. Seller expressly agrees to pay (a) any outstanding Federal income Taxes, if any, that remain due by the Company with respect to the 2000 calendar year and (b) any Federal or state income Taxes owed by the Company with respect to the period from and after the Prior Closing through December 31, 2000.

        5.7 Customs Brokers Permits. Seller agrees to pay two outstanding invoices, each in the amount of $1,824, issued by Preferred Customs Brokers, Inc., as described in Schedule 3.21 hereto.

                                   ARTICLE VI

                                     CLOSING

        6.1 Closing. The Closing shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, on the Execution Date ("Closing Date"). The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 5:00 pm (Los Angeles time) on the Closing Date.

        6.2 Deliveries by Seller and the Company. Purchasers hereby acknowledges receipt of the following documents delivered by the Seller:

            (a) Duly executed endorsements and instruments of transfer and assignment;

            (b) Evidence, in form satisfactory to Purchasers, that all consents and approvals referred to in Schedule 3.3 have been obtained;

            (c) A written statement from each Person holding a Lien upon any of the assets of the Company, or upon any Membership Interests, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of: (i) such Lien; and (ii) all obligations under any and all Contracts relating thereto;

            (d) (i) A certificate of Seller certifying resolutions of Seller approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller) and (ii) a certificate of the Company certifying resolutions of the Company approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

            (e) A certified copy of the Membership Interest Register of the Company (or similar records of the Company reflecting the current members of the Company, and the Membership Interests of such Persons) as of the Closing Date;

            (f) Resignations of the directors and officers of the Company, if so requested by Purchasers prior to the Closing;

            (g) Certificate of Good Standing for the Company from the State of California (dated as of a recent date);

            (h) An opinion, dated as of the Closing Date, of counsel for each of the Company and the Seller, in form and substance satisfactory to the Purchasers;

            (i) the Assignment and Assumption Agreement;

            (j) the Sponsorship Agreement; and

            (k) Document which transfers the Domain Name, executed by Yahoo, Inc.

        6.3 Deliveries by Purchasers. Seller hereby acknowledges receipt of the following documents delivered by the Purchasers:

            (a) An opinion, dated the Closing Date, of counsel for each Purchaser, in form and substance satisfactory to Seller; and

            (b) the Cash Purchase Price.


                                   ARTICLE VII

                                 INDEMNIFICATION

        7.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing until the close of business on December 31, 2002, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever.

        7.2 Indemnification by Seller. The Seller agrees to indemnify each of the Purchasers' Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, arising out of, or in connection with, any of the following ("Purchaser Indemnifiable Claims"):

            (a) any breach of, or any inaccuracy in, any representation or warranty made by Seller in this Agreement or any document delivered at the Closing; provided, however, that: (i) except for breaches of, or inaccuracies in, Tax Warranties or Title and Authorization Warranties, a notice of the Purchasers' Indemnified Party's claim shall have been given to the Seller not later than the close of business on December 31, 2002; and (ii) in the case of a Tax Warranty, a notice of the Purchasers' Indemnified Party's claim shall have been given to the Sellers not later than the Tax Statute of Limitations Date; and

            (b) any breach of, or failure by such Seller to perform, any covenant or obligation of such Seller set out or contemplated in this Agreement or any document delivered at the Closing.

            (c) Anything to the contrary contained in this Agreement notwithstanding, in the event of any Purchaser Indemnifiable Claim out of or relating to a breach of the representations and warranties contained in Article III hereof, except for a breach of Sections 3.1(b), 3.2(b), 3.3(b), 3.3(d), 3.4(c), and 3.20, the parties hereto acknowledge and agree that Seller shall pay directly to the Company the full amount of any such Losses, except for Indemnifiable Expenses relating thereto actually incurred by any Purchasers' Indemnified Parties which shall be paid to the Purchasers' Indemnified Party which incurred such Indemnifiable Expenses.

            (d) Anything to the contrary contained in this Agreement notwithstanding, in the event of any Purchaser Indemnifiable Claim out of or relating to a breach of the representations and warranties contained in Sections 3.1(b), 3.2(b), 3.3(b), 3.3(d), 3.4(c), and 3.20 hereof, the parties hereto acknowledge and agree that Seller shall pay directly to the Purchasers the full amount of any such Losses. Unless Seller is advised to the contrary in a writing executed by all of the Purchasers, such payment shall be allocated among the Purchasers pro rata as follows: Vans, 70%; CAA, 10%; C&C, 10% and 4 Fini, 10%.

        7.3 Indemnification by Purchasers. Purchasers, severally and not jointly, agree to indemnify the Seller Indemnified Parties against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, or arising out of, or in connection with, any of the following ("Seller Indemnifiable Claims"):

            (a) any breach of, or any inaccuracy in, any representation or warranty made by any Purchaser in this Agreement or any document delivered by Purchasers at the Closing; and

            (b) any breach of, or failure by any Purchaser to perform, any covenant or obligation of Purchaser set out or contemplated in this Agreement or any document delivered by Purchasers at the Closing.

        7.4 Claims. The provisions of this Section 7.4 shall be subject to
Section 7.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 7.2 or Section 7.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

        7.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided _that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense: (a) participate in the defense of any claim, suit, action or proceeding; and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section
7.2 or Section 7.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that: (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        7.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 7.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least ten (10 ) calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        7.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action _or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

        7.8 Limitations.

            (a) The liability of Seller and Purchasers under this Article VII shall be subject to reduction in an amount equal to the value of any: (i) net Tax benefit realized by the Indemnified Person (by reason of a Tax deduction, basis adjustment, shifting of income, credits and/or deductions, or otherwise from one or more fiscal periods to another resulting, in each case, from any Loss suffered by the Indemnified Person that forms the basis of the Indemnifying

Person's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Person arising as a result of any payments made by an Indemnifying Person with respect to such claim for indemnification; and (ii) insurance benefit realized by the Indemnified Person in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Person's obligation hereunder.

            (b) Notwithstanding any provision in this Agreement to the contrary, Seller shall not have any liability pursuant to Section 7.2(a):

                (i) unless and until aggregate Losses exceed $37,500, in which event, Seller shall only be liable to the extent that such aggregate Losses exceed $37,500; or

                (ii) for any aggregate Losses in excess of $6,000,000, except to the extent that such aggregate Losses arise out of or relate to breaches of the Tax Warranties, Title and Authorization Warranties or fraud by the Seller.

        7.9 Purchasers' Indemnified and Purchasers' Indemnifying Parties' Representative. For the purposes of this Article VII, upon the occurrence of a Seller Indemnifiable Claim or in the event the Purchasers' Indemnified Parties include Vans, the parties hereto acknowledge and agree that unless Seller or any Seller Indemnified Party is previously notified in writing to the contrary by Vans, Vans shall have full authority to act by and on behalf or the Purchasers' Indemnified or Purchasers' Indemnifying Parties ("Purchasers' Representative").

                                  ARTICLE VIII

                                  MISCELLANEOUS

        8.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby; provided that, Seller agrees to bear all expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the Sale. The Seller shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Membership Interests.

        8.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Purchasers, Company, and Seller.

        8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

        If to the Purchasers, then as set forth on Schedule 2.1 attached hereto:

        with a copy to (if Vans):

               Jeffer, Mangels, Butler & Marmaro LLP
               2121 Ave. of the Stars, 10th Floor
               Los Angeles, California 90067
               Attention: Barry L. Burten, Esq.
               Facsimile No.: 310-203-0567

        or with a copy to (if any other Purchaser):

               Advisors LLP
               11911 San Vicente Boulevard
               Suite 265
               Los Angeles, California 90049
               Attention: Leigh Morris, Esq.
               Facsimile No.: 310-472-5433

        If to the Seller, addressed as follows:

               Launch Media, Inc.
               2700 Pennsylvania Avenue
               Santa Monica, California 90404
               Attention: James Pitaro, Esq.
               Facsimile No.: 310-526-4400

        with a copy to:

               Mayer, Brown, Rowe & Maw
               190 South LaSalle Street
               Chicago, Illinois  60603
               Attention: Seth Weinberger, Esq.
               Facsimile No.: (312) 701-7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

        8.4 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by, or on behalf of, any Purchasers or Seller shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Purchasers or Seller made or undertaken pursuant to this Agreement. Notwithstanding the foregoing or anything to the contrary contained elsewhere herein, the parties agree as follows:

            (a) if any Purchaser has Actual Knowledge of any breach of any representations or warranties made or undertaken by Seller pursuant to Article III of this Agreement prior to the Closing Date, then the Purchaser(s) with such Actual Knowledge shall not be entitled to indemnification pursuant to Article VII of this Agreement for any Losses arising out of or relating to such breach;

            (b) if any Founder (i) has Knowledge of any breach of any representations or warranties made or undertaken by Seller pursuant to Article III of this Agreement in connection with such Founder's performance of its services pursuant its Prior Services Agreement with the Company prior to the Closing Date ("Founder's Knowledge") or (ii) breaches its Prior Services Agreement with the Company ("Prior Services Agreement Breach"), then and in such event such Founder shall not be entitled to indemnification pursuant to Article VII of this Agreement for any Losses arising out of or relating to such Founder's Knowledge or Prior Services Agreement Breach;

            (c) if Seller has Actual Knowledge of any breach of any representations or warranties made or undertaken by Purchasers pursuant to
Article IV of this Agreement, then the Seller shall not be entitled to indemnification pursuant to Article VII of this Agreement for any Losses arising out of or relating to such breach; and

            (d) if Seller has Actual Knowledge of any breach of any representations or warranties made or undertaken by the Prior Sellers pursuant to Article III of the Prior Purchase Agreement ("Seller's Knowledge"), then notwithstanding anything to the contrary contained elsewhere herein or in any representation or warranty pursuant to Article III hereof, the Seller shall indemnify the Company and/ or the Purchasers in accordance with Article VII of this Agreement for any Losses incurred by thee Company and/or the Purchasers arising out of or relating to the Seller's Knowledge.

        8.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

        8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.7 Interpretation. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to articles, sections, subsections or schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

        8.8 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without giving effect to the principles of conflicts of law thereof.

        8.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by the Seller without the written consent of Purchasers or by any Purchaser without the written consent of the Seller, except that (i) any party hereto may assign its rights hereunder without such consent to any Affiliate of such party or to any Person in connection with a merger, acquisition, or sale of all or substantially all of the assets of such party or (ii) the Purchasers may transfer their Membership Interests and any and all rights hereunder with respect thereto, including the rights to indemnification by Seller pursuant to
Article VII of this Agreement so that the distribution of any of the benefits pursuant to this Agreement, shall be allocated pro rata among the holders of Membership Interests at such time; provided, however, that no assignment or other transfer of any party's obligations hereunder shall relieve such party of such obligations hereunder.

        8.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, members, managers, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

        8.11 Further Assurances. Upon the reasonable request of Purchasers, Seller shall on and after the Closing Date execute and deliver to Purchasers such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchasers of, and to vest fully in Purchasers title in and to, the Membership Interests, and to otherwise carry out the purposes of this Agreement.

        8.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

        8.13 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

        8.14 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties hereto, including, but not limited to, the Letter Agreement, as amended, by and among Purchasers and Seller dated June 22, 2001.

        8.15 Arbitration of Disputes.

            (a) All claims, disputes, or controversies (any or all of which shall hereinafter be referred to as the "Dispute" or the "Disputes") arising between the parties hereto with respect to the making, construction, terms, or interpretation of this Agreement or the Transactional Documents or any breach thereof, or the rights or obligations of any party hereto or thereto, shall, in lieu of court action, be submitted to mandatory, binding arbitration upon written demand of any party in accordance with the procedures set forth below.

            (b) Pre-Demand Requirements. No demand for arbitration of any such Dispute may be made unless and until

                (i) the party alleging the Dispute has first sent a written notice of Dispute to the party against whom the Dispute is alleged. The notice shall be sent to the party in accordance with the notice provisions of the Agreement and describe with specificity the facts of the matter at issue, the amount involved to the extent then known, if any, and the relief sought; and

                (ii) the party to whom the notice of Dispute has been sent has been given thirty (30) days to respond; and

                (iii) if a response is made, the party alleging the Dispute shall reply with specificity to the response within thirty (30) calendar days of actual receipt of the response; and

                (iv) the parties have made a good faith effort to resolve the Dispute informally before the demand for arbitration is made.

            (c) Time Limitations. Demand for arbitration shall be made within twelve (12) months after the date the notice of Dispute is sent, but in no event after the date on which institution of legal or equitable proceedings based upon the facts giving rise to the Dispute would be barred by applicable statutes of limitation. If demand for arbitration is not made within the time period specified herein, the party alleging the Dispute shall be deemed to have waived and released the claim and/or cause of action and shall be barred from demanding arbitration or pursuing any other remedy, at law or in equity, pertaining to the Dispute or to the facts and/or issues giving rise or relating to the Dispute.

            (d) Form of Demand. Notice of the demand for arbitration shall be served by mail upon the party against whom arbitration is sought. Said notice shall be in conformity with

Section 8.3 of this Agreement. The demand shall set forth a reasonable description of the issues to be submitted to arbitration, the amount involved, if any, to the extent known, if any, and the relief sought (the "Demand").

            (e) Type of Arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (hereinafter the "AAA"), pursuant to the Uniform Arbitration Act as adopted in the State of California, or the state equivalent.

            (f) Selection of Arbitrator. Within ten (10) days after service of the Demand, the party seeking arbitration shall file the following items with the office of the AAA nearest to the location of the Arbitration and shall copy the non-initiating party by certified mail: (i) the Demand; (ii) three (3) copies of this arbitration provision; (iii) a detailed statement of the Dispute, including, the amount involved to the extent known and the remedy or remedies sought; and (iv) the appropriate administrative fee as provided in the AAA Administrative Fee Schedule. The submission shall request that the AAA submit to the parties a list of at least three (3) disinterested arbitrators who have no prior dealings (other than prior service as an arbitrator) with either of the parties, and who would be willing to serve as arbitrators. The parties shall jointly select one (1) of the proposed arbitrators. If no agreement is reached as to the selection of the arbitrator, the parties may request that the AAA recommend at least three (3) additional arbitrators with the above stated qualifications. If the parties cannot agree on one (1) arbitrator from among the second group proposed by the AAA, the AAA shall appoint one (1) of the three (3) to serve a arbitrator.

            (g) Evidence. The arbitrator shall be the sole judge of the admissibility, relevance and materiality of the evidence offered and conformity with the legal rules of evidence shall not be necessary. Discovery shall be permitted to the extent that it is not unduly burdensome, oppressive, annoying or used to harass the other party(ies).

            (h) Location of Hearing. Each Party hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such Party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

            (i) Closed Hearings. The arbitration hearing shall be closed to all persons except the arbitrator, the parties and their attorneys and witnesses.

            (j) Arbitrator Compensation. The arbitrator shall fix his/her compensation together with the time and manner of payment. Such compensation shall be borne equally by the parties, unless the arbitrator, in his/her discretion, determines that the prevailing party's share should be paid by the losing party(ies).

            (k) Limitation On Relief Awardable. The sole forms of relief awardable by the arbitrators shall be to issue a declaratory judgment on the construction and/or interpretation of any clause in the Agreement; and/or award actual money damages plus, if the arbitrator deems appropriate, pre-award and post award interest at the prime rate, as reported in the Wall Street Journal, Western Edition, plus 100 basis points, from the time when such amounts became due until paid. Each party shall bear an equal share of the cost of arbitration, except that the expenses of witnesses shall be borne by the party producing such witnesses. Each party shall pay its own attorneys fees, unless the arbitrator, in his/her discretion, determines that the prevailing party's attorneys fees should be paid by the losing party(ies). The arbitrator shall have no authority or power to grant, and no party shall seek, any award of punitive or exemplary or like damages.

            (l) Decision of the Arbitrator and Entry of Judgment. The arbitrator's decision shall be in writing, setting forth the reasons and grounds for the arbitrator's decision. The arbitrator's decision shall be final and binding upon, and enforceable as to, the parties, except to the extent that California law requires that any party to an arbitration has the right to challenge or appeal binding arbitration. The arbitration award may be entered in the Superior Court of Los Angeles, California, and in connection therewith, each member hereby consents to the exclusive jurisdiction of such court sitting in Los Angeles, California solely for such purposes.

            (m) Payment of Award; Performance of Obligations. The party against whom the award is rendered shall pay any monetary award and/or comply with any other order of the arbitrator within sixty (60) calendar days of the entry of judgment on the award.

            (n) Notices. BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY THE LAWS OF THE STATE OF CALIFORNIA AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY

AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF CALIFORNIA. YOU AGREE THAT YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

        WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

                      SD                                          MR
SELLER'S INITIALS   ________                CAA'S INITIALS     _________

                      KL                                          DC
4 FINI'S INITIALS   ________                C&C'S INITIALS     _________

                      CEG                                         RR
VANS' INITIALS      ________                COMPANY'S INITIALS _________

            (o) Enforcement of Judgment. The arbitrator's award may be entered by any governmental authority having jurisdiction thereof or having jurisdiction over the Parties or their assets.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

        LAUNCH MEDIA, INC.

        By: /s/ SUSAN L. DECKER
           ----------------------------------
        Name:  Susan L. Decker
        Title: Chief Financial Officer


        C.C.R.L., LLC

        By: /s/ ROBERT ROBACK
           ----------------------------------
        Name:  Robert Roback
        Title: Manager

CREATIVE ARTISTS AGENCY LLC                 4 FINI, INC.

     /s/ MICHAEL RUBEL                           /s/ KEVIN LYMAN
By:_________________________________        By:_________________________________
Name:_______________________________        Name:_______________________________
Title:______________________________        Title:______________________________



CODIKOW & CARROLL, PC                       VANS, INC.

     /s/ DAVID CODIKOW                           /s/ CRAIG GOSSELIN
By:_________________________________        By:_________________________________
Name:_______________________________        Name:_______________________________
Title:______________________________        Title:______________________________

                                  SCHEDULE 2.1

                             SCHEDULE OF PURCHASERS

                                              CASH
                                              PURCHASE
                              PERCENTAGE      PRICE PAID
                              INTERESTS       BY EACH
                              BEING SOLD TO   PURCHASER TO
MEMBER NAME AND ADDRESS       PURCHASER       SELLER
----------------------------- --------------- --------------
Creative Artists Agency       10%             $120,000
LLC
9830 Wilshire Blvd.
Beverly Hills, CA
  90212-1825
Attn: Michael Rubel
Fax: 310-288-4800

Codikow & Carroll, PC         10%             $120,000
9113 Sunset Blvd.
Los Angeles, CA 90069
Attn:  David Codikow
Fax:  310-271-0775

4 Fini, Inc.                  10%             $120,000
4650 Arrow Highway
Montclair, CA 91763
Attn: Kevin Lyman
Fax: 909-482-1902

Vans, Inc.                    70%             $840,000
15700 Shoemaker Ave.
Santa Fe Springs, CA
  90670
Attn: Craig Gosselin
Fax: 562-565-8413

TOTAL:                        100%            $1,200,000

                                    EXHIBIT A

                              SPONSORSHIP AGREEMENT

The following ("Sponsorship Agreement") sets forth the terms and conditions pursuant to which LAUNCH shall be a sponsor of the North American summer leg of the Vans Warped Tour `02 ("Tour"):

        1. SUBJECT PARTIES: LAUNCH Media, Inc., 2700 Pennsylvania Avenue, Santa Monica, California 90404, Attn: James Pitaro, Esq. (for the purposes of this Sponsorship Agreement, "Sponsor"), and C.C.R.L., LLC, 15700-A Shoemaker Avenue, Santa Fe Springs, California 90670, Attn: Craig Gosselin, Esq. (for the purposes of this Sponsorship Agreement, "Company").

        2. TERM: The term of the Sponsorship Agreement ("Term") shall commence as of the Closing, and continue until the last concert of the Tour.

        3. NONEXCLUSIVITY: Sponsor acknowledges and agrees that Sponsor is not the sole or exclusive sponsor of the Tour or any particular Tour event, and that Company shall be entitled to permit other persons or entities to act as sponsors of the Tour and/or any particular Tour event, or to refrain therefrom, in its sole discretion.

        4. CONTROL OF TOUR: Sponsor acknowledges that Company shall have sole and exclusive control over the concert performances, athletic exhibitions, and all other aspects of the Tour.

        5. SPONSOR'S PROMOTIONAL ENTITLEMENT: Provided Sponsor has fulfilled all of its obligations hereunder and is not in breach of this Sponsorship Agreement, Sponsor shall be entitled to the following:

            (a) Company shall include the name and/or logo of Sponsor (the "Sponsor Identification") in all radio announcements, press releases, Vans Warped Tour CD compilations, full-page print advertisements, Tour posters, and other promotional materials (collectively, "Tour Promotional Materials") created and placed directly by Company or under Company's control during the Term which relate solely to the Tour and embody the name(s) and/or logo(s) of substantially all other sponsors of the Tour. The size and location of Sponsor's name and/or logo in such advertisements shall be determined by Company, in its sole discretion, but shall never be smaller than twenty-five percent (25%) of the size of that of any title sponsor and shall always be substantially comparable in size to that of any other associate level sponsor of the Tour. No inadvertent failure to incorporate the Sponsor Identification as set forth above in any applicable Tour Promotional Materials shall be deemed a breach hereof, provided Company endeavors to prospectively cure such failure, if possible, following written notice thereof from Sponsor. Sponsor shall prepare artwork embodying the Sponsor Identification, in such format reasonably requested by Company, and shall deliver same to Company in accordance with Company's production timetable. Sponsor shall have the right to approve the main advertising "mat" created for the Tour, solely for the purpose of insuring that Company has complied with the foregoing obligation concerning inclusion of the Sponsor Identification, which approval shall not be unreasonably withheld or delayed.

            (b) Subject to the prior written approval of Company in each instance, Sponsor shall have the right to identify itself as a sponsor of the Tour in its television, radio and/or print advertising; provided, however, that the Tour must in all instances be identified as the "Vans Warped Tour '02 -- Presented by [TBD]", or as Company shall otherwise direct in writing.

            (c) Subject to Company's contractual obligations to other sponsors of the Tour and local restrictions, if any, Sponsor shall have the nonexclusive right to post two (2) banners (not to exceed 3' x 6' or 4' x 2' in size) (the "Banners") containing a mutually approved design incorporating Sponsor's name and/or logo, at each concert location of the Tour. The specific location, placement and all other aspects of the display of the Banners shall be subject to Company's approval. Sponsor shall be solely responsible for all costs and expenses associated with the creation of the Banners and shall, at Sponsor's sole cost and expense, deliver the Banners, along with all other materials which Sponsor intends to be transported by Company in accordance with paragraph (d), below, to Company where and as directed by Company. Company shall have no liability whatsoever for any loss of or damage to the Banners posted by Sponsor at concert locations of the Tour, and shall have no obligation to return any Banners to Sponsor upon the conclusion of the Tour.

            (d) Company shall provide to Sponsor ground space approximately 10' by 20' in size for an enclosed tent at each concert location of the Tour (the "Sponsor Tent"), which Sponsor Tent shall be provided by Company. Sponsor acknowledges and agrees that the Sponsor Tent shall house the "Warped Are They Now" attraction (the "Attraction") as was the case in connection with the Vans Warped Tour `01. Sponsor may have Company hang banners or other signage embodying the Sponsor Identification (which signage shall be provided by Sponsor and delivered to Company prior to commencement of the Tour) and conduct autograph signings by Tour artists within the Sponsor Tent on a non-exclusive basis. Company shall be responsible for setting up, breaking down, staffing, maintaining, and transporting the Sponsor Tent and the Attraction for the duration of the Tour, and shall bear all costs associated therewith. Notwithstanding the foregoing, Sponsor shall be solely responsible for negotiating and making necessary arrangements with Tour artists concerning autograph signing events, and shall bear all costs and obligations associated therewith; in this connection, however, Company shall use reasonable efforts to respond to Sponsor's written requests for Tour artist contact information. Unless caused directly or indirectly by Company, Company shall have no liability whatsoever for any injuries to persons, or loss or damage to property arising out of or in any way related to the Sponsor Tent, or to any property, materials, products and/or merchandise which Sponsor uses, distributes, and/or exhibits in the Sponsor Tent, or otherwise, at concert locations during the Tour, except that Company shall use reasonable efforts to ensure that Sponsor's signage to be displayed in the Sponsor Tent is not stolen or damaged by Tour patrons, and will immediately notify sponsor if such signage is stolen or damaged.

            (e) Company shall provide Sponsor with eight (8) complimentary general admission tickets (four [4] of which shall be accompanied by VIP access passes) for each Tour concert during the Term for Sponsor's use for giveaways, employee incentives or other promotional purposes, as well as up to four (4) seasonal VIP laminates for use by Sponsor representatives. None of the foregoing tickets or passes may be resold under any circumstances.

            (f) Company shall make available to Sponsor, at Company's sole cost and expense, a fixed placement advertisement (approximately 1.5" by .75" in size) on the home page of Company's Tour website during the duration of the Tour. Sponsor shall be solely responsible for all costs and expenses in connection with the creation of any and all materials necessary to implement the foregoing (i.e., layout design, graphics, concept, artwork, etc.), and shall deliver same to Company at Sponsor's sole cost and expense.

        6. COMPANY'S USE OF SPONSOR'S MATERIALS: Except as expressly set forth herein and subject to Sponsor's prior written approval (which approval shall not be unreasonably withheld or delayed), Company shall have the right, but not the obligation, to use Sponsor's trade-name(s), trademark(s), and/or logo(s) (collectively, "Sponsor's Marks") in connection with: (i) any and all advertising and promotion of the Tour; (ii) any and all Tour merchandise created and sold or otherwise distributed by Company; (iii) any phonorecords and/or audiovisual works relating to the Tour, including (without limitation) those featuring musical, athletic, and/or other performances or footage from the Tour; and (iv) any and all news items, press releases and/or other information in any media relating to the Tour. Notwithstanding the foregoing, Sponsor's approval shall not be required for any use of Sponsor's Marks required by the terms of this Agreement, or for any passive, incidental use of Sponsor's Marks (i.e., the appearance of a Sponsor Mark as embodied in an on-site banner in the background of a photograph featuring a Tour athlete or other subject) within the context of any of the foregoing-described categories.

        7. WARRANTIES/REPRESENTATIONS/INDEMNITY/INSURANCE:

            (a) Each party represents and warrants that it has the right, power and authority to enter into this Sponsorship Agreement, to grant the rights granted herein, and to perform the duties and obligations described herein. Sponsor represents and warrants that every person who shall perform services for or on behalf of Sponsor in connection with the Tour is at least eighteen (18) years old as of the date hereof.

            (b) Sponsor represents and warrants that it shall obtain and/or maintain adequate advertising and liability insurance policies during the Term to cover all activities undertaken by or on behalf of Sponsor in connection with the Tour, including but not limited to the operation of the Sponsor Tent and the visitation thereof by Tour patrons. Company shall be named as an additional insured on each of Sponsor's insurance policies relating to injuries to persons or property including, but not limited to, comprehensive general and public liability insurance, which policies shall be free of encumbrance(s) in the amount of at least Five Million Dollars ($5,000,000.00) for personal injury and Five Million Dollars ($5,000,000.00) for property damage, and shall be issued from qualified insurance carriers currently rated A minus or better by A.M. Best Company. Sponsor shall also obtain and/or maintain appropriate Workers Compensation Insurance for all personnel providing services to or on behalf of Sponsor in connection with the Tour or who are otherwise present at Tour venues on behalf of Sponsor, if any. Sponsor shall provide Company with certificates of each of the foregoing insurance policies no later than thirty (30) days prior to commencement of the Tour. Sponsor further warrants and represents that it shall comply with any local laws, tariffs, taxes and/or customs requirements, and shall be solely responsible for any and all payments which may be due in connection therewith.

            (c) Company represents and warrants that it shall obtain and/or maintain adequate advertising, automobile and liability insurance policies during the Term to cover all activities undertaken by or on behalf of Company in connection with the Tour. Sponsor LAUNCH Media, Inc. and its parent company, Yahoo!, Inc., shall be named as additional insureds on each of Company's insurance policies relating to injuries to persons or property including, but not limited to, comprehensive general and public liability insurance, which policies shall be free of encumbrance(s) in the amount of at least Five Million Dollars ($5,000,000.00) for personal injury and Five Million Dollars ($5,000,000.00) for property damage, and shall be issued from qualified insurance carriers currently rated A minus or better by A.M. Best Company. Company shall also obtain and/or maintain appropriate Workers Compensation Insurance during the Term. Company shall provide Sponsor with certificates of each of the foregoing insurance policies no later than thirty (30) days prior to commencement of the Tour. Company further warrants and represents that it shall comply with any local laws, tariffs, taxes and/or customs requirements, applicable to its activities hereunder, and shall be solely responsible for any and all payments which may be due in connection therewith.

            (d) Company agrees to indemnify, defend and hold Sponsor and its officers, directors, agents, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of: (i) the breach by Company of any of the representations and warranties made by Company in this Sponsorship Agreement; (ii) any personal injury or property damage arising out of or in connection with the Tour; and/or (iii) any activity by or on behalf of Company in connection with the Tour; provided, however, the foregoing indemnity shall not apply to any claims, suits, expenses, damages or other liabilities principally arising out of any act or omission of Sponsor.

            (e) Sponsor agrees to defend, indemnify, and hold Company, performers engaged by Company, all other sponsors of the Tour, and all of their respective officers, directors, agents, representatives, shareholders and employees, harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of: (i) the breach by Sponsor of any of the representations or warranties made by Sponsor in this Sponsorship Agreement; (ii) the use by Company, its respective agents and/or assigns, of any materials supplied by Sponsor hereunder, including (without limitation) any signage, banners, names, trademarks, service marks, trade-names or logos; and (iii) any action of any kind, including (without limitation) any action for personal injury or property damage in respect of or concerning any material, product or service offered or supplied by Sponsor hereunder or any activity occurring in or in connection with the Sponsor Tent or otherwise conducted or undertaken by or on behalf of Sponsor in connection with the Tour; provided, however, that the foregoing indemnity shall not apply to any claims, suits, expenses, damages or other liabilities principally arising out of any act or omission by Company.

        8. MISCELLANEOUS:

            (a) Sponsor acknowledges that all rights in and to the Tour, Company's name and logo, the name and logo of the Tour, and all artwork, trademarks, service marks and all goodwill associated therewith shall be owned and controlled exclusively by Company, and Sponsor shall have no right, title or interest therein or thereto.

            (b) Notices by either party to the other shall be given by registered or certified mail, return receipt requested, to the respective addresses set forth in paragraph 1, above.

            (c) This Sponsorship Agreement shall be construed under the laws of the State of California. The courts of the State of California located in the county of Los Angeles shall have exclusive jurisdiction over any and all claims, controversies, disputes and disagreements arising out of this Sponsorship Agreement or the breach thereof, and the parties hereto submit to the personal jurisdiction of such courts.

            (d) Neither party shall be liable for any failure of or delay in the performance of their respective obligations under this Sponsorship Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control, including (without limitation) acts of God or a public enemy including, but not limited to floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes and/or acts of any governmental body, nor shall any such failure or delay give either party the right to terminate this Sponsorship Agreement.

            (e) No breach by either party hereof shall be deemed material unless the other party shall give written notice of such purported breach to the breaching party and the breaching party has not cured such breach within fifteen
(15) days after receipt of such notice.

            (f) This Sponsorship Agreement shall not be deemed to create any joint venture, partnership or agency between the parties hereto. It is understood that each party to this Sponsorship Agreement shall be independent of the other and that neither party shall have the right or authority to bind the other party.

            (g) This Sponsorship Agreement constitutes the complete agreement between the parties hereto on the subject matter hereof, and all prior or contemporaneous agreements between the parties, whether oral or written, shall be deemed merged herein. This Sponsorship Agreement may not be modified or amended except by a written instrument duly executed by the party to be charged.

            (h) Sponsor shall not have the right to assign, sell, lease, license or sublicense, in whole or in part, any of its rights or obligations hereunder, including (without limitation) Sponsor's right to post signage and hang banners at Tour concerts (including in and about the Sponsor Tent), and Sponsor's right to ground space for and to conduct activities in the Sponsor Tent at Tour concerts.

                                           LAUNCH MEDIA, INC.



                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________



                                            C.C.R.L., LLC

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                   _EXHIBIT B

                        COMPANY ARTICLES OF ORGANIZATION

                                    EXHIBIT C

                           COMPANY OPERATING AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.....................................................................  2

   1.1    Definitions......................................................................  2

ARTICLE II  SALE AND PURCHASE OF MEMBERSHIP INTERESTS; ADDITIONAL TERMS AND AGREEMENTS.....  8

   2.1    Sale and Purchase................................................................  8
   2.2    Acceptance of Membership Interests...............................................  9
   2.3    Termination of Rights in Tour....................................................  9
   2.4    Ownership of the Domain Name and the Website.....................................  9
   2.5    Prior Services and Purchase Agreements........................................... 10
   2.6    October 1, 2001 Earn-Out Payment................................................. 11
   2.7    2002 Sponsorship Revenues........................................................ 11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY...................... 12

   3.1    Due Incorporation; Subsidiaries.................................................. 13
   3.2    Due Authorization................................................................ 13
   3.3    Consents and Approvals; Authority Relative to this Agreement..................... 14
   3.4    Capitalization................................................................... 15
   3.5    Financial Statement; Undisclosed Liabilities; Other Documents.................... 16
   3.6    No Adverse Effects or Changes.................................................... 16
   3.7    Title to Properties.............................................................. 18
   3.8    Condition and Sufficiency of Assets; Computer System............................. 18
   3.9    Real Property.................................................................... 18
   3.10   Personal Property................................................................ 19
   3.11   Inventories...................................................................... 19
   3.12   [RESERVED]....................................................................... 19
   3.13   Intellectual Property............................................................ 19
   3.14   Contracts........................................................................ 20
   3.15   Permits.......................................................................... 22
   3.16   Insurance........................................................................ 22
   3.17   Employee Benefit Plans and Employment Agreements................................. 22
   3.18   Employment and Labor Matters..................................................... 23
   3.19   Capital Improvements............................................................. 24
   3.20   Taxes............................................................................ 24
   3.21   No Defaults or Violations........................................................ 25

   3.22   Environmental Matters............................................................ 25
   3.23   Litigation....................................................................... 26
   3.24   No Conflict of Interest.......................................................... 27
   3.25   Bank Accounts.................................................................... 27
   3.26   Promoters and Vendors............................................................ 27
   3.27   [RESERVED]....................................................................... 27
   3.28   Brokers.......................................................................... 28
   3.29   Imposition of Certain Liability.................................................. 28
   3.30   Accuracy of Statements........................................................... 28
   3.31   Prior Closing Representations and Warranties..................................... 28
   3.32   Assignment and Assumption Agreement.............................................. 29
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASERS................................... 29

   4.1    Due Incorporation................................................................ 29
   4.2    Due Authorization................................................................ 29
   4.3    Consents and Approvals; Authority Relative to this Agreement..................... 29
   4.4    No Violation of Other Instruments or Laws........................................ 29
   4.5    Brokers.......................................................................... 30

ARTICLE V  COVENANTS....................................................................... 30

   5.1    Use of Name...................................................................... 30
   5.2    Termination of Certain Agreements................................................ 30
   5.3    Confidentiality.................................................................. 30
   5.4    Publicity........................................................................ 31
   5.5    Tax Reporting.................................................................... 31
   5.6    2000 Taxes....................................................................... 31

ARTICLE VI  CLOSING........................................................................ 31

   6.1    Closing.......................................................................... 31
   6.2    Deliveries by Seller and the Company............................................. 32
   6.3    Deliveries by Purchasers......................................................... 32

ARTICLE VII  INDEMNIFICATION............................................................... 33

   7.1    Survival......................................................................... 33
   7.2    Indemnification by Seller........................................................ 33
   7.3    Indemnification by Purchasers.................................................... 34
   7.4    Claims........................................................................... 34
   7.5    Notice of Third Party Claims; Assumption of Defense.............................. 34
   7.6    Settlement or Compromise......................................................... 35

   7.7    Failure of Indemnifying Person to Act............................................ 35
   7.8    Limitations...................................................................... 35
   7.9    Purchasers' Indemnified and Purchasers' Indemnifying Parties' Representative..... 36

ARTICLE VIII  MISCELLANEOUS................................................................ 36

   8.1    Expenses......................................................................... 36
   8.2    Amendment........................................................................ 36
   8.3    Notices.......................................................................... 36
   8.4    Effect of Investigation.......................................................... 37
   8.5    Waivers.......................................................................... 38
   8.6    Counterparts..................................................................... 38
   8.7    Interpretation................................................................... 38
   8.8    Applicable Law................................................................... 39
   8.9    Assignment....................................................................... 39
   8.10   No Third Party Beneficiaries..................................................... 39
   8.11   Further Assurances............................................................... 39
   8.12   Severability..................................................................... 39
   8.13   Remedies Cumulative.............................................................. 39
   8.14   Entire Understanding............................................................. 40
   8.15   Arbitration of Disputes.......................................................... 40

                                    SCHEDULES

Schedule 1.1     Assets Not Constituting Purchased Assets
Schedule 2.1     Schedule of Purchasers and Related Matters
Schedule 3.1     Subsidiaries
Schedule 3.3     Consents and Approvals
Schedule 3.4     Capitalization
Schedule 3.5(a)  Financial Statement
Schedule 3.6     Certain Changes
Schedule 3.7     Title, Liens and Encumbrances
Schedule 3.8     Condition of Assets; Shared Assets; Computer System
Schedule 3.10    Personal Property and Personal Property Leases
Schedule 3.13    Intellectual Property
Schedule 3.14    Contracts
Schedule 3.15    Permits
Schedule 3.16    Insurance
Schedule 3.17    ERISA Liabilities
Schedule 3.18    Labor Matters
Schedule 3.19    Capital Improvements
Schedule 3.20    Unpaid Taxes
Schedule 3.21    Defaults and Violations
Schedule 3.22    Environmental Matters
Schedule 3.23    Litigation
Schedule 3.24    Conflicts of Interest
Schedule 3.25    Bank Accounts
Schedule 3.26    Promoters and Vendors
Schedule 3.31    Actual Knowledge of Breaches of the Prior Purchase Agreement
Schedule 3.32    Assigned Purchased Assets
Schedule 4.3     Purchasers' Consents

                                    EXHIBITS

Exhibit A        Sponsorship Agreement
Exhibit B        Articles of Organization of  the Company
Exhibit C        Amended and Restated Operating Agreement of the Company


                                       1